Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Dreyfus/Laurel Funds Trust:

We consent to the reference to our firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

Date August 25, 2008